Exhibit 10.1

[Guaranty Savings Bank Letterhead]

November 20, 2008

Stephen E. Wessel
CEO & President
Guaranty Savings Bank
3798 Veterans Boulevard
Metairie, Louisiana  70002

Re:           Change in Control Agreement

Dear Mr. Wessel:

In furtherance of the provisions and terms of your initial letter of engagement as Chief Executive Officer and President of Guaranty Savings Bank (the “Bank”), dated November 28, 2005 as amended February 26, 2008, and your subsequent acceptance thereof, and more specifically the provisions regarding a Change in Control, the Board of Directors has decided and does hereby agree to the following:

If a Change in Control (as defined below) occurs on or before December 31, 2009, and your employment is terminated in connection with or following such Change in Control on or before December 31, 2009 for any reason other than Cause (as defined below), then you shall be entitled to receive the following:

a.	Within ten (10) business days following your date of termination, your accrued Base Salary through the date of termination of your employment; plus
b.	Within ten (10) business days following your date of termination, a lump sum payment equal to one year’s Base Salary; and
c.
Any other vested benefits to which you may be entitled upon your termination of employment with the Bank and GS Financial Corp. (the “Corporation”), in accordance with the terms of the plans and programs of the Corporation and the Bank.

For purposes of this letter agreement, a “Change in Control” shall mean a change in ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank, or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.  In addition, “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order or material breach of any provision of this Agreement.

The foregoing supersedes any and all prior verbal and/or written statements or communications concerning a Change in Control.

/s/Albert J. Zahn
Albert J. Zahn, Chairman

I hereby acknowledge and accept the terms and provisions as set forth above on this 20th day of November 2008.

/s/Stephen E. Wessel
Stephen E. Wessel